Exhibit 99.1

ARES MANAGEMENT APPOINTS MICHAEL McFERRAN AS NEW CHIEF FINANCIAL OFFICER

LOS ANGELES—March 18, 2015—Ares Management, L.P. (NYSE: ARES) announced today that it has appointed Michael R. McFerran as Executive Vice President, Chief Financial Officer and Treasurer, effective March 23, 2015.  McFerran will assume firm-wide CFO and Treasurer responsibilities.

Mr. McFerran was previously a Managing Director at Kohlberg Kravis Roberts & Co. L.P. (“KKR”) where he served as the Chief Financial Officer of KKR’s credit business and was the Chief Operating Officer and Chief Financial Officer of KKR Financial Holdings LLC (NYSE: KFN). Prior to joining KKR in 2005, Mr. McFerran spent the majority of his career at Ernst & Young LLP in its financial services industry practice where he specialized in providing assurance and advisory services to a diverse mix of financial services firms.

“We are very pleased that Michael will be joining Ares Management as our new Chief Financial Officer and a member of our senior management team. We are confident that his leadership expertise and deep knowledge of finance and accounting, including his significant public company experience, will benefit Ares and its employees and investors as we continue to grow our platform,” stated Michael Arougheti, President of Ares Management.

Daniel F. Nguyen, Ares Management’s current Chief Financial Officer and Treasurer, will remain with Ares as Chief Financial Officer of the Ares Private Equity and Tradable Credit Groups and will continue his involvement with firm M&A activities. The Chief Financial Officer roles for each of the other two Ares investment groups, Direct Lending and Real Estate, will continue to be filled by Penni Roll and Tae-Sik Yoon, respectively.  In addition, Ms. Roll will continue as Chief Financial Officer of Ares Capital Corporation (NASDAQ: ARCC) and Mr. Yoon will continue as Chief Financial Officer of Ares Commercial Real Estate Corporation (NYSE: ACRE).

“We appreciate all of Dan’s contributions as a key member of the Company’s management team for more than 15 years—including most recently overseeing Ares’ transition from a privately held manager to a publicly held company in May 2014,” said Tony Ressler, Chairman & Chief Executive Officer of Ares Management.  “We are grateful that Dan will remain with the Company as CFO of our Private Equity and Tradable Credit businesses, where he has overseen the financial functions since their inception.”

About Ares Management, L.P.

Ares is a leading global alternative asset manager with approximately $86 billion of assets under management and more than 15 offices in the United States, Europe and Asia as of December 31, 2014, pro forma for the acquisition of Energy Investors Funds on January 1, 2015. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its four distinct but complementary investment groups in Tradable Credit, Direct Lending, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole.

Contact

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Bill Mendel

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bill@mendelcommunications.com

Investor Relations

Carl Drake

800-340-6597

cdrake@aresmgmt.com